                                                                   EXHIBIT 14(C)

INDEPENDENT AUDITORS' CONSENT


We consent to the use in Registration Statement No. 811-09637 on Form N-14 of Merrill Lynch Large Cap Series Funds, Inc. of our reports dated October 9, 2001 for Merrill Lynch Mid Cap Growth Fund, Inc. (the "Fund") and Master Mid Cap Growth Trust, both appearing in the August 31, 2001 Annual Report of the Fund, and to the references to us under the captions "COMPARISON OF THE FUNDS -- Financial Highlights -- Mid Cap Growth Fund" and "EXPERTS", appearing in the Proxy Statement and Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP
---------------------------------------------

New York, New York
January 16, 2002